Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
PROGRESS SOFTWARE REPORTS 2010 FIRST QUARTER RESULTS
Progress Launches New Responsive Process Management Suite To Enable
Continuous Business Improvement; Achieves More Than 20% Growth in
Enterprise Business Solutions
BEDFORD, Mass., March 23, 2010—Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today results for its first quarter ended February 28, 2010. On a generally accepted accounting principles (GAAP) basis, revenue for the quarter was $127.5 million, up 6 percent from $120.9 million in the first quarter of fiscal 2009. On a non-GAAP basis, revenue totaled $128.0 million, up 5 percent from the year ago period. Software license revenue increased 3 percent to $47.1 million from $45.9 million in the same quarter last year.
The GAAP operating results for the first quarter of fiscal 2010 reflect a restructuring charge of $25.8 million taken in connection with the previously announced restructuring of Progress Software’s operations. This restructuring was principally completed during the first quarter. It was undertaken to enhance and re-focus the company’s product strategy, to improve the way the company takes its products to market by becoming more customer and solutions driven, and to increase Progress Software’s market awareness. To accomplish these goals, and with a view toward better optimizing operations and improving productivity and efficiency, the company reduced its global workforce by approximately 13 percent primarily within its sales, development and marketing organizations. This workforce reduction was conducted across all geographies and also resulted in a consolidation of offices in certain locations.
On a GAAP basis, the company incurred an operating loss of $4.4 million as compared to an operating profit of $4.7 million in the first quarter of fiscal 2009. Net income represented a loss of $1.0 million as compared to a profit of $3.7 million in the same quarter last year. As noted above, the loss was the result of the restructuring charge. Diluted earnings per share represented a loss of 2 cents as compared to a profit of 9 cents in the first quarter of fiscal 2009.
On a non-GAAP basis, operating income increased 44 percent to $32.8 million from $22.8 million in the same quarter last year. Non-GAAP net income increased 44 percent to $22.7 million from $15.8 million in the same quarter last year and non-GAAP diluted earnings per share increased 36 percent to 53 cents from 39 cents in the first quarter of fiscal 2009.
Non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation, restructuring and acquisition-related costs, purchase accounting adjustments for deferred revenue and certain insurance reimbursements.
The non-GAAP results noted above and the non-GAAP financial outlook for 2010 discussed below represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures for the three months ended February 28, 2010 and February 28,

2009, and the 2010 outlook, as well as further information regarding these measures, is included in the condensed financial information provided with this release.
Progress Software’s cash and short-term investments at the end of the first quarter totaled $211 million. Progress Software repurchased approximately 351,000 shares at a cost of $10.0 million in the first quarter of fiscal 2010. The existing re-purchase authorization, under which approximately 646,000 shares remain available for repurchase, expires on September 30, 2010.
Richard D. Reidy, president and chief executive officer of Progress Software, said: “We grew top line non-GAAP revenue by five percent and non-GAAP earnings per share by 36 percent during the quarter while increasing revenue in our Enterprise Business Solutions portfolio by more than 20 percent year over year. In January, we acquired Savvion, a best-in-class Business Process Management (BPM) solution that complements Progress products to enable enterprises to achieve Operational Responsiveness. More recently, the company announced the Progress® Responsive Process Management (RPM) suite, a next generation business solution that better positions Progress to market and sell solutions to a broader market segment, comprising both its traditional IT target audience and business user segments.”
Quarterly Highlights
•	Progress Software announced the acquisition of Savvion Inc., a privately held business enterprise software company based in Santa Clara, California, for approximately $49 million. Savvion is a pioneering and leading provider of Business Process Management (BPM) technology with 15 years of market experience. The company offers a comprehensive, standards-based BPM suite that helps more than 300 of the world’s top-performing companies — including 24 of the ‘Fortune 100’ — automate and continuously improve critical business processes. http://tinyurl.com/savvion-acquistion

•	The company announced the launch of the Progress® Responsive Process Management (RPM) suite, a next generation business solution that enables enterprises to achieve a higher level of business performance than previously possible. The Progress RPM™ suite, which unifies comprehensive visibility, Business Event Processing (BEP) and Business Process Management (BPM) capabilities on a single platform, will be generally available in late April.

•	Progress Software made two key appointments during the quarter: Dr. John Bates was promoted to the position of Chief Technology Officer (CTO) and senior vice president of Corporate Development, and Rob Levy was hired to fill the newly created executive position of Senior Vice President and Chief Product Officer (CPO). Both executives report to President and CEO, Richard D. Reidy.

•	The company made two announcements regarding enhancements to the Progress® OpenEdge®SaaS platform. The first release focused on integration with key features from the Progress® Actional® product, a powerful offering providing business transaction assurance that enables companies to achieve operational and business visibility, root cause analysis, and the added control of services required in a heterogeneous environment. The second release focused on advanced User Interface (UI) flexibility simplifying the development and deployment of business applications for numerous users and devices, an increasingly important factor for Cloud Computing. http://tinyurl.com/OpenEdge-SaaS-development

•	IDC ranked the Progress® OpenEdge® business application development platform as the number one pure-play embedded database management system (DBMS) in the world for the fifth consecutive year. http://tinyurl.com/IDC-ranks-OpenEdge
Additional highlights can be found at: http://web.progress.com/inthenews/pressreleases.html.

Business Outlook
Progress Software is providing the following guidance for the fiscal year ending November 30, 2010:
•	GAAP revenue is expected to be in the range of $539 million to $549 million.

•	On a non-GAAP basis, revenue is expected to be in the range of $540 million to $550 million.

•	GAAP diluted earnings per share are expected to be in the range of $1.05 to $1.17.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of $2.20 to $2.32.
Progress Software is providing the following guidance for the second fiscal quarter ending May 31, 2010:
•	GAAP revenue is expected to be in the range of $128 million to $132 million.

•	On non-GAAP basis, revenue is expected to be in the range of $129 million to $133 million.

•	GAAP diluted earnings per share are expected to be in the range of 30 cents to 33 cents.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of 51 cents to 54 cents.
The outlook for the non-GAAP amounts excludes the amortization of acquired intangibles, stock-based compensation, restructuring and acquisition-related costs, purchase accounting adjustments for deferred revenue and certain insurance reimbursements.
Legal Notice Regarding Non-GAAP Financial Information
Progress Software provides non-GAAP revenue, operating income, net income and earnings per share as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measures are intended to supplement GAAP and may be different from non-GAAP measures used by other companies. Progress Software believes that the non-GAAP results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management uses these non-GAAP results to compare the company’s performance to that of prior periods for analysis of trends and for budget and planning purposes. A reconciliation of non-GAAP adjustments to the company’s GAAP financial results is included in the tables below.
Conference Call
The Progress Software quarterly investor conference call to review its fiscal first quarter 2010 results and business outlook will be Webcast live at 9:00 a.m. (EDT) on Wednesday, 24 March, 2010 on the company’s Web site, located at www.progress.com/investors.

As previously disclosed, beginning this quarter, in combination with this press release, Progress Software is providing in advance a copy of prepared remarks for its conference call. The press release and the prepared remarks are available on the Progress website (www.progress.com) on the investor relations page. The conference call will include only brief comments followed by questions and answers. The prepared remarks will not be read on the call.
The conference call will be webcast and accessible on the Progress Website at http://www.progress.com/investors. The conference call will also be webcast live via Yahoo (http://www.yahoo.com), Motley Fool (http://www.fool.com), Streetevents (http://www.streetevents.com), TD Waterhouse (http://www.tdwaterhouse.com) and Fidelity.com (http://www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations Website after the live conference call.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding Progress Software’s business outlook and competitive position, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release and market acceptance of new products and/or enhancements to our existing products; the growth rates of certain market segments; the positioning of our products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing weakness in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; business and consumer use of the Internet; the company’s ability to complete and integrate acquisitions; the company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the company’s ability to penetrate international markets and manage its international operations; the possibility that our efforts to contain our operating expenses may not have the effects we expect; and changes in exchange rates. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.
OpenEdge, Progress, Progress RPM are trademarks or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
END

Progress Software Corporation
GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	February 28,	February 28,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$47,117	$45,852	3%
Maintenance and services	80,430	75,008	7%

Total revenue	127,547	120,860	6%

Costs of revenue:
Cost of software licenses	1,989	2,317	(14)%
Cost of maintenance and services	16,914	17,333	(2)%
Amortization of purchased technology	5,098	4,728	8%

Total costs of revenue	24,001	24,378	(2)%

Gross profit	103,546	96,482	7%

Operating expenses:
Sales and marketing	43,206	44,315	(3)%
Product development	23,387	24,919	(6)%
General and administrative	12,782	14,575	(12)%
Amortization of other acquired intangibles	2,364	2,366	0%
Acquisition-related expenses	415	110	277%
Restructuring expense	25,771	5,478	370%

Total operating expenses	107,925	91,763	18%

Income (loss) from operations	(4,379)	4,719	(193)%
Other income, net	2,756	1,229	124%

Income (loss) before provision for income taxes	(1,623)	5,948	(127)%
Provision for (benefit from) income taxes	(617)	2,296	(127)%

Net income (loss)	$(1,006)	$3,652	(128)%

Earnings (loss) per share:
Basic	($0.02)	$0.09	(122)%
Diluted	($0.02)	$0.09	(122)%

Weighted average shares outstanding:
Basic	41,079	39,941	3%
Diluted	41,079	40,521	1%

Progress Software Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended February 28, 2010			Three Months Ended February 28, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$127,547	$454	$128,001	$120,860	1,548	$122,408	5%
Purchase accounting adjustments for deferred revenue (1)	(454)	454		(1,548)	1,548

Income (loss) from operations	$(4,379)	$37,133	$32,754	$4,719	$18,077	$22,796	44%
Purchase accounting adjustments for deferred revenue (1)	(454)	454		(1,548)	1,548
Amortization of acquired intangibles	(7,462)	7,462		(7,094)	7,094
Acquisition-related expenses	(415)	415		(110)	110
Restructuring expense	(25,771)	25,771		(5,478)	5,478
Stock option investigation (2)	1,200	(1,200)		(31)	31
Stock-based compensation (3)	(4,231)	4,231		(3,816)	3,816

Operating margin percentage	-3.4%		25.6%	3.9%		18.6%	37%

Other income, net (4)	$2,756	$(899)	$1,857	$1,229	$—	$1,229	51%

Provision for (benefit from) income taxes (5)	$(617)	$12,558	$11,941	$2,296	$5,969	$8,265	44%

Net income (loss)	$(1,006)	$23,676	$22,670	$3,652	$12,108	$15,760	44%

Earnings (loss) per share — diluted	($0.02)		$0.53	$0.09		$0.39	36%

Weighted average shares outstanding — diluted (6)	42,684		42,684	40,521		40,521	5%

(1)	The purchase accounting adjustment for deferred revenue is included within maintenance and services revenue and represents the write-down to fair value of the deferred maintenance revenue of Savvion and Iona Technologies at the date of the acquisition.

(2)	Stock option investigation expenses are included within general and administrative expenses and primarily represent professional services fees associated with the SEC’s investigation and shareholder derivative lawsuits related to the company’s historical stock option grant practices. The credit amount for the three months ended February 28, 2010 relates to insurance reimbursements in excess of previously estimated amounts.

(3)	Stock-based compensation expense, representing the fair value of equity awards, is included in the following GAAP expenses:

	Three Months Ended February 28, 2010			Three Months Ended February 28, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$9	$(9)	$—	$12	$(12)	$—
Cost of maintenance and services	254	(254)	—	237	(237)	—
Sales and marketing	1,578	(1,578)	—	1,488	(1,488)	—
Product development	1,107	(1,107)	—	944	(944)	—
General and administrative	1,283	(1,283)	—	1,135	(1,135)	—

	$4,231	$(4,231)	$—	$3,816	$(3,816)	$—

In addition, the restructuring expense for the three months ended February 28, 2010 includes approximtely $0.3 million of stock-based compensation expense.

(4)	The non-GAAP adjustment in other income for the three months ended February 28, 2010 relates to an insurance settlement gain from a pre-acquisition contingency assumed as part of a prior acquisition.

(5)	The non-GAAP provision for income taxes was calculated reflecting an effective rate of 34.5% and 34.4% for the three months ended February 28, 2010 and 2009, respectively. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation expense and amortization of acquired intangibles, which are excluded from the determination of non-GAAP net income.

(6)	The non-GAAP weighted average shares oustanding include the effective of dilutive stock awards, which have been excluded from the GAAP weighted average shares oustanding for the three months ending February 28, 2010 as the impact of including such amounts would be anti-dilutive.

Progress Software Corporation
Condensed Consolidated Balance Sheets

	February 28,	November 30,
(In thousands)	2010	2009

Assets
Cash and short-term investments	$210,567	$224,121
Accounts receivable, net	96,000	98,872
Other current assets	43,205	34,626

Total current assets	349,772	357,619

Property and equipment, net	57,783	59,625
Goodwill and intangible assets, net	344,159	304,887
Other assets	79,134	76,719

Total	$830,848	$798,850

Liabilities and shareholders’ equity
Accounts payable and other current liabilities	$89,689	$85,681
Short-term deferred revenue	157,739	141,243

Total current liabilities	247,428	226,924

Long-term deferred revenue	3,679	4,511
Other liabilities	12,687	11,963
Shareholders’ equity:
Common stock and additional paid-in capital	268,073	247,265
Retained earnings	298,981	308,187

Total shareholders’ equity	567,054	555,452

Total	$830,848	$798,850

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	February 28,	February 28,
(In thousands)	2010	2009

Cash flows from operations:
Net income (loss)	$(1,006)	$3,652
Depreciation, amortization and other noncash items	15,098	13,529
Other changes in operating assets and liabilities	20,156	(12,790)

Net cash flows from operations	34,248	4,391
Capital expenditures	(1,502)	(2,056)
Redemptions of auction-rate securities	550	5,400
Acquisitions, net of cash acquired	(49,086)	—
Share issuances (repurchases), net	11,106	(355)
Other	(8,870)	(2,060)

Net change in cash and short-term investments	(13,554)	5,320
Cash and short-term investments, beginning of period	224,121	118,529

Cash and short-term investments, end of period	$210,567	$123,849

Progress Software Corporation
Reconciliation of Forward-Looking Guidance
Diluted Earnings Per Share Range

	Three Months Ended May 31, 2010

GAAP expectation	$0.30	-	$0.33

Adjustment to exclude stock-based compensation	$0.08	-	$0.09
Adjustment to exclude amortization of acquired intangibles	$0.11	-	$0.11
Adjutment to include purchase accounting deferred revenue write-down	$0.01	-	$0.01

Non-GAAP expectation	$0.51	-	$0.54

	Twelve Months Ended November 30, 2010

GAAP expectation	$1.05	-	$1.17

Adjustment to exclude stock-based compensation	$0.29	-	$0.30
Adjustment to exclude amortization of acquired intangibles	$0.45	-	$0.45
Adjustment to exclude restructuring expenses	$0.41		$0.41
Other adjustments	($0.02)	-	($0.01)

Non-GAAP expectation	$2.20	-	$2.32